                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                      Date of Report:  September 24, 1998
              Date of earliest event reported: February 13, 1998

                            -----------------------

                           BRADLEY REAL ESTATE, INC.
            (Exact name of Registrant as specified in its charter)


          MARYLAND                  1-10328                   04-6034603
(State or other jurisdiction    (Commission File           (I.R.S. Employer
     of incorporation)              Number)               Identification No.)


                40 SKOKIE BOULEVARD, NORTHBROOK, ILLINOIS 60062
             (Address of principal executive offices and zip code)


              Registrant's telephone number, including area code:
                                (847) 272-9800

Item 5.   Other Events.
          ------------

     Bradley Real Estate, Inc. (the "Company" or "Bradley") files this Form 8-K report that contains financial statements consistent with Regulation S-X, Rule 3-14 for properties accounting for over 50% of the aggregate acquisition costs of a series of properties acquired during the period January 1, 1998 through September 23, 1998 (the "Acquisition Properties").

     The Acquisition Properties do not include properties which Bradley acquired August 6, 1998 pursuant to the Agreement and Plan of Merger dated May 30, 1998 between Bradley and Mid-America Realty Investments, Inc. (the "Mid-America Merger").

     During the period January 1 through September 23, 1998, the Company acquired 19 shopping centers and two outlots adjacent to one of Bradley's existing centers at an aggregate cost of approximately $179.0 million. No one property or group of properties comprising the Acquisition Properties was in itself significant, but in the aggregate the costs exceed 10% of the total assets of the Company and its subsidiaries consolidated at December 31, 1997. The Acquisition Properties have been funded with borrowings under the Company's bank line of credit and through the assumption of existing mortgage indebtedness.

     The dates, shopping centers acquired and the approximate acquisition cost for the respective Acquisition Properties are as follows:

                                                                   APPROXIMATE
                                                                   ACQUISITION
DATE               PROPERTY                                           COST

February 13, 1998      Kings Plaza, Richmond, IN                  $  3,671,000
March 5, 1998          Sagamore Park, West Lafayette, IN             7,769,000
March 13, 1998         Oak Creek Centre, Oak Creek, WI               4,926,000
March 31, 1998         Midtown Mall, Ashland, KY                     7,441,000
March 31, 1998     *   Courtyard Shopping Center, Burton, MI         9,710,000
April 10, 1998     *   Redford Plaza, Redford, MI                   20,685,000
May 13, 1998           Butterfield Square, Libertyville, IL         13,008,000
May 13, 1998       *   Plainview Village, Louisville, KY            12,100,000
May 13, 1998       *   Camelot Shopping Center, Louisville, KY       8,645,000
May 13, 1998           Dixie Plaza, Louisville, KY                   3,676,000
May 28, 1998           Bartonville, Peoria, IL                       1,583,000
May 28, 1998           Sterling Outlots, Peoria, IL                    525,000
June 10, 1998          Garden Plaza, Franklin, WI                    5,346,000
June 23, 1998          Fox River, Burlington, WI                     7,632,000
June 26, 1998          Lincoln Plaza, New Haven, IN                  5,075,000
August 19, 1998        Midtown Plaza, Shawnee, KS                    6,128,000
August 21, 1998    *   Ellisville Square, St. Louis, MO             10,971,000
August 28, 1998        Doubletree Plaza, Winfield, IN                7,946,000
September 1, 1998  *   Clock Tower Plaza, Lima, OH                  14,774,000
September 4, 1998  *   Salem Consumer Square, Dayton, OH            27,342,000
                                                                  ------------
                                                                  $178,953,000
                                                                  ============

     Properties designated with an asterisk (*) are properties included within the Acquisition Properties for which financial statements accompany this report or were previously filed on Form 8-K. (See Item 7.) None of the Acquisition Properties was or will be acquired from a related party of the Company or its consolidated subsidiaries. Factors considered by the Company in assessing the acquisition price for each of the Acquisition Properties included its location and tenant mix, including opportunities for retenanting and remodeling consistent with the Company's experience as a shopping center operator; its current net operating income and the prospect for increased income in the short and long range future; capitalization rates for shopping center properties of the type acquired, in the Midwest area of the United States generally and in the locality in which the property is located; current operating costs and the possibility of effecting property-level operating efficiencies as a result of the Company's ownership of a significant number of shopping centers in the Midwest; and the differential between the Company's cost of capital in acquiring the property and the property's current and potential net operating income. After reasonable inquiry, the Company is not aware of any material factors relating to any specific property included within the Acquisition Properties other than those discussed in the preceding sentence that would cause the reported financial information not to be necessarily indicative of future operating results.

     On June 18, 1998, the Company filed a Registration Statement on Form S-4 (Registration No. 333-57123) with the Securities and Exchange Commission relating to the 8.4% Series A Convertible Preferred Stock (the "Series A Preferred Stock") to be issued by the Company upon consummation of the Mid-America Merger (the "Merger Registration Statement"). Reference is made to the Merger Registration Statement for a description of the terms of the Mid-America Merger.

     The pro forma financial statements listed under Item 7 below reflect both
(a) certain transactions of Bradley, as described within such financial statements (the "Prior Bradley Transactions"), other than the Mid-America Merger as well as (b) the Prior Bradley Transactions and the Mid-America Merger.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
          ------------------------------------------------------------------

     The following financial statements and pro forma financial information accompany this report:

     (a)  Financial Statements - Acquisition Properties - Clock Tower Plaza

          Independent Auditors' Report

          For the Six Months Ended June 30, 1998 (unaudited) and the Year Ended December 31, 1997

             Statement of Revenues and Certain Expenses

             Notes to Statement of Revenues and Certain Expenses

     (b)  Pro Forma Financial Information - Bradley Real Estate, Inc.

          Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 (unaudited)

          Pro Forma Condensed Balance Sheet to reflect Prior Bradley Transactions as of June 30, 1998 (unaudited)

          Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 1998 (unaudited)

          Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for the Six Months Ended June 30, 1998 (unaudited)

          Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 1997 (unaudited)

          Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for the Year Ended December 31, 1997 (unaudited)

     (c)  Exhibits

          Exhibit 23.1   Consent of KPMG Peat Marwick LLP

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  BRADLEY REAL ESTATE, INC.


                                  By: /s/ Thomas P. D'Arcy
                                      -------------------------
Date: September 24, 1998              Thomas P. D'Arcy
                                      Chairman, President and
                                      Chief Executive Officer

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors of Bradley Real Estate, Inc.
and Unit Holders of Bradley Operating Limited Partnership:

We have audited the accompanying statement of revenues and certain expenses (defined as operating revenues less direct operating expenses) of Clock Tower Plaza for the year ended December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in a current report on Form 8-K of Bradley Real Estate, Inc. as described in Note 2. The presentation is not intended to be a complete presentation of Clock Tower Plaza's revenues and expenses.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2, of Clock Tower Plaza for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                    KPMG Peat Marwick LLP

Chicago, Illinois
September 2, 1998

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Statement of Revenues and Certain Expenses

Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)
--------------------------------------------------------------------------------

                                                        Six Months
                                                          Ended
                                                      June 30, 1998      Year Ended
                                                       (unaudited)    December 31, 1997
---------------------------------------------------------------------------------------
Revenues:
---------------------------------------------------------------------------------------
  Base rental income                                       $670,653          $1,323,751
  Operating expense and real estate tax recoveries           82,310             194,434
  Other income                                                  220                 830
---------------------------------------------------------------------------------------
Total revenues                                              753,183           1,519,015
---------------------------------------------------------------------------------------
Certain expenses:

  Real estate taxes                                          32,500              65,148
  Operating expenses                                         27,141             105,135
  Utilities                                                   2,962               9,407
  Insurance                                                   7,260              14,520

Total expenses                                               69,863             194,210
---------------------------------------------------------------------------------------
Excess of revenues over certain expenses                   $683,320          $1,324,805
---------------------------------------------------------------------------------------

See accompanying notes to statement of revenues and certain expenses.

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Notes to Statement of Revenues and Certain Expenses

Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)
--------------------------------------------------------------------------------

(1)  BACKGROUND

     The Statement of Revenues and Certain Expenses (Statement) has been included for Clock Tower Plaza which was acquired by Bradley Real Estate, Inc. through Bradley Operating Limited Partnership (the Operating Partnership) on September 1, 1998.

     Clock Tower Plaza is located in Lima, Ohio. It consists of approximately 238,000 square feet of gross leasable area and was approximately 95% occupied at December 31, 1997.

(2)  BASIS OF PRESENTATION

     The Statement has been prepared for the purpose of complying with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission and for inclusion in a current report on Form 8-K of Bradley Real Estate, Inc. and is not intended to be a complete presentation of Clock Tower Plaza's revenues and expenses. The Statement has been prepared on the accrual basis of accounting and requires management of Clock Tower Plaza to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Certain expenses which may not be comparable to the expenses expected to be incurred in the proposed future operations of Clock Tower Plaza have been excluded from the Statement. Expenses excluded consist of interest, depreciation and amortization, professional fees, and management fees.

     Unaudited Interim Period
     ------------------------

     The accompanying interim statement of revenues and certain expenses has been prepared without audit and in the opinion of management reflects all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented. Certain information in footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted.

(3)  REVENUES

     The property leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. Certain of the leases include provisions under which the property is reimbursed for certain common area, real estate, and insurance costs. Operating expenses and real estate tax recoveries reflected on the statement of revenues and certain expenses include amounts due for 1997 expenses for which the tenants have not yet been billed. In addition, certain leases provide for payment of contingent rentals based on a percentage applied to the amount by which the tenant's sales, as defined, exceed predetermined levels. Certain leases contain renewal options for various periods at various rental rates.

     Base rentals are reported as income over the lease term as they become receivable under the provisions of the leases. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by approximately $52,000 for the year ended December 31, 1997.

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Notes to Statement of Revenues and Certain Expenses

Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)
--------------------------------------------------------------------------------

    Minimum rents to be received from tenants under operating leases in effect at December 31, 1997 are approximately as follows:

--------------------------------------------------------------------------------

                      Year                             Amount
--------------------------------------------------------------------------------
                      1998                            $1,293,572
                      1999                             1,328,765
                      2000                             1,168,169
                      2001                             1,075,125
                      2002                               965,064
                      Thereafter                       7,499,130
--------------------------------------------------------------------------------

                           BRADLEY REAL ESTATE, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

     This unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Prior Bradley Transactions (see Note A) and the Mid-America Merger had been consummated on June 30, 1998. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of this transaction have been made. The accompanying pro forma condensed combined financial statements have been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at June 30, 1998, nor does it purport to represent the future financial position of Bradley. This unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Balance Sheet to reflect Prior Bradley Transactions and the respective historical financial statements and the notes thereto of Bradley and Mid-America.

                                                                                                           BRADLEY
                                                         PRIOR                         PRO FORMA          PRO FORMA
                                                        BRADLEY                       MID-AMERICA        AS ADJUSTED
                                                       PRO FORMA     MID-AMERICA       MERGER              FOR THE
                                                    TRANSACTIONS(A)  HISTORICAL      ADJUSTMENTS (B)  MID-AMERICA MERGER
                                                    ---------------  -----------     ---------------  ------------------
                                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)

ASSETS
Real estate investments, at cost.................     $807,701         $153,014          $  (9,364)         $951,351
Accumulated depreciation and amortization........      (48,813)         (35,310)            35,310           (48,813)
                                                      --------         --------          ---------          --------
  Net real estate investments....................      758,888          117,704             25,946           902,538

Cash and cash equivalents........................        1,695               --                 --             1,695
Rents and other receivables......................       12,590            2,242             (1,108) (C)       13,724
Investment in partnership........................           --           14,853             (1,597)           13,256
Deferred charges and other assets................       19,956            3,941             (2,839) (D)       21,058
                                                      --------         --------          ---------          --------
  Total assets...................................     $793,129         $138,740          $  20,402          $952,271
                                                      ========         ========          =========          ========

LIABILITIES
Mortgage loans...................................       68,266           49,341            (11,258) (E)      106,349
Unsecured notes payable..........................      199,512               --                 --           199,512
Lines of credit..................................      117,961           13,380             18,232  (F)      149,573
Accounts payable, accrued expenses and
 other liabilities...............................       27,642            2,401                 41            30,084
                                                      --------         --------          ---------          --------
  Total liabilities..............................      413,381           65,122              7,015           485,518
                                                      --------         --------          ---------          --------

Minority interest................................       20,846               --                 --            20,846
                                                      --------         --------          ---------          --------
SHARE OWNERS' EQUITY
Series A Preferred Stock and paid-in capital.....           --               --             87,005  (G)       87,005
Common stock at par..............................          238               83                (83) (G)          238
Additional paid-in capital.......................      345,327          119,735           (119,735) (G)      345,327
Accumulated earnings in excess of distributions..       13,337          (46,200)            46,200  (G)       13,337
                                                      --------         --------          ---------          --------
  Total share owners' equity.....................      358,902           73,618             13,387           445,907
                                                      --------         --------          ---------          --------
   Total liabilities and share owners'
    equity.......................................     $793,129         $138,740          $  20,402          $952,271
                                                      ========         ========          =========          ========

---------------

Notes to Pro Forma Condensed Combined Balance Sheet

(A) See page F-8 for the pro forma condensed balance sheet giving effect to Prior Bradley Transactions.

(B) Represents adjustments to record the Mid-America Merger in accordance with the purchase method of accounting, based upon a purchase price of approximately $157.2 million, which assumes a value of $25 per share of Series A Preferred Stock, computed as follows (in thousands):


     Issuance of Series A Preferred Stock..........................  $87,005
     Assumption of Mid-America liabilities.........................   65,122
     Adjustment to increase mortgage debt to estimated fair value..    2,124
     Estimated costs of the Mid-America Merger.....................    4,850
                                                                    --------
                                                                    $159,101
                                                                    ========

(C) Represents the write-off of the portion of the Mid-America accounts receivable representing deferred rents arising from Mid-America recognition of rental income on a straight-line basis in accordance with generally accepted accounting principles. Bradley, as the surviving corporation, will recognize rental income on a straight-line basis over the remaining terms of the Mid-America leases in accordance with generally accepted accounting principles.

(D) Represents the adjustment of Mid-America's carrying value of deferred charges to the estimated fair values in accordance with the purchase method of accounting. Organization costs, leasing costs and management contracts of Mid-America were deemed to have no future value to Bradley and were written-off in accordance with the purchase method of accounting. Other assets were adjusted to the estimated fair values as of June 30, 1998. The amounts represented by these adjustments are summarized below (in thousands):

        Leasing costs...........................................  $ 2,713
        Decrease in value of TIF bonds..........................    1,524
        Loan costs..............................................    1,319
        Management contract.....................................      893
        Other...................................................      394
        Decrease in cash surrender value of executive benefits..       22
        Less accumulated amortization...........................   (4,026)
                                                                  -------
        Pro forma adjustment....................................  $ 2,839
                                                                  =======

(E) Represents the prepayment of Mid-America mortgage debt funded with Bradley's line of credit, and the adjustment to the carrying value of the remaining Mid-America mortgage debt to the estimated fair values at June 30, 1998, as follows (in thousands):

     Amount of Mid-America mortgage debt prepaid.....................  $(13,382)
     Adjustment to estimated fair value for remaining mortgage debt..     2,124
                                                                       --------
     Pro forma adjustment............................................  $(11,258)
                                                                       ========

(F) Estimated payments for fees and expenses related to the Mid-America Merger are as follows (in thousands):

        Investment advisory fees...................................  $ 1,770
        Termination and severance..................................    1,160
        Legal and accounting.......................................    1,015
        Real estate due diligence and closing costs................      614
        Other......................................................      145
        Printing and filing fees...................................       96
        D&O insurance..............................................       50
                                                                     -------
                                                                       4,850
        Expected amount of Mid-America mortgage debt prepaid with
             Bradley's line of credit..............................   13,382
                                                                     -------
        Pro forma adjustment.......................................  $18,232
                                                                     =======

(G) To adjust Mid-America's capital accounts to reflect the issuance of 3,480,210 shares of Series A Preferred Stock in exchange for all of the outstanding shares of Mid-America Common Stock at an Exchange Ratio of 0.42 shares of Series A Preferred Stock for each outstanding share of Mid-America Common Stock, as follows (in thousands):


                                                                                          SERIES A
                                                                                          PREFERRED
                                                                                          STOCK AND
                                                COMMON    PAID-IN      DISTRIBUTION IN     PAID-IN
                                                SHARES    CAPITAL    EXCESS OF EARNINGS    CAPITAL
                                                -------  ----------  -------------------  ---------

      Issuance of Series A Preferred Stock....   $ --    $      --        $     --         $87,005
      Mid-America's historical stockholders'
         equity...............................   $ 83      119,735         (46,200)             --
                                                -----    ---------        --------         -------
        Pro forma adjustment                     $(83)   $(119,735)       $ 46,200         $87,005
                                                =====    =========        ========         =======

                           BRADLEY REAL ESTATE, INC.

                       PRO FORMA CONDENSED BALANCE SHEET
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                                 JUNE 30, 1998
                                  (UNAUDITED)

     From July 1, 1998 through September 23, 1998, Bradley acquired an additional five shopping centers for an aggregate cost of approximately $67 million. On July 31, 1998, Bradley completed the sale of One North State for approximately $84.5 million. The net proceeds of approximately $83 million were used to pay down the line of credit.

     The unaudited Pro Forma Condensed Balance Sheet of Bradley is presented as if the acquisitions and the disposition, described above, had been consummated on June 30, 1998.


                                              JUNE 30, 1998     ACQUISITION      DISPOSITION
                                                HISTORICAL    ADJUSTMENTS (A)  ADJUSTMENTS (B)  PRO FORMA
                                              --------------  ---------------  ---------------  ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
ASSETS

Real estate investments --at cost...........       $740,540          $67,161         $     --    $807,701
Accumulated depreciation and amortization...        (48,813)              --               --     (48,813)
                                                   --------          -------         --------    --------
Net real estate investments.................        691,727           67,161               --     758,888
Real estate investments held for sale.......         52,702                           (52,702)         --
Other assets:
 Cash and cash equivalents..................          1,695               --               --       1,695
 Rents and other receivables................         14,361               --           (1,771)     12,590
 Deferred charges, net and other assets.....         20,439               --             (483)     19,956
                                                   --------          -------         --------    --------
Total assets................................       $780,924          $67,161         $(54,956)   $793,129
                                                   ========          =======         ========    ========

LIABILITIES AND SHARE OWNERS' EQUITY

Mortgage loans..............................         55,866           12,400               --      68,266
Unsecured notes payable.....................        199,512               --               --     199,512
Line of credit..............................        146,200           54,761          (83,000)    117,961
Accounts payable, accrued expenses and
 other liabilities..........................         31,574               --           (3,932)     27,642
                                                   --------          -------         --------    --------
Total liabilities...........................        433,152           67,161          (86,932)    413,381
                                                   --------          -------         --------    --------
Minority interest...........................         19,090               --            1,756      20,846
                                                   --------          -------         --------    --------

Share owners' equity
 Common stock at par........................            238               --               --         238
 Additional paid-in capital.................        345,327               --               --     345,327
 Accumulated earnings in excess
  of distributions..........................        (16,883)              --           30,220      13,337
                                                   --------          -------         --------    --------

Total share owners' equity..................        328,682               --           30,220     358,902
                                                   --------          -------         --------    --------

Total liabilities and share owners' equity..       $780,924          $67,161         $(54,956)   $793,129
                                                   ========          =======         ========    ========

EXPLANATORY NOTES

(A) Adjustments represent Acquisition Properties acquired subsequent to June 30, 1998.

(B) Adjustments represent the sale of One North State for sales proceeds of approximately $84.5 million, and the application of the net proceeds to pay down Bradley's line of credit.

                           BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

     This unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1997 through June 30, 1998. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and the respective historical financial statements and the notes thereto of Bradley and Mid-America.


                                                                 SIX MONTHS ENDED JUNE 30, 1998
                                                   -----------------------------------------------------------
                                                                                                     BRADLEY
                                                                                                    PRO FORMA
                                                        PRIOR                        PRO FORMA     AS ADJUSTED
                                                       BRADLEY                      MID-AMERICA        FOR
                                                      PRO FORMA      MID-AMERICA       MERGER      MID-AMERICA
                                                   TRANSACTIONS(A)  HISTORICAL(B)   ADJUSTMENTS       MERGER
                                                   ---------------  --------------  ------------   ------------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
 Rental income...................................   $    60,453         $11,187     $        --    $    71,640
 Other income....................................         1,080             329              --          1,409
                                                    -----------         -------     -----------    -----------
   Total revenue.................................        61,533          11,516              --         73,049
                                                    -----------         -------     -----------    -----------

Expenses:
 Operations, maintenance and management..........         8,594           1,884              --         10,478
 Real estate taxes...............................         9,852           1,471              --         11,323
 Mortgage and other interest.....................        14,054           2,670            (273) (C)    16,451
 General and administrative......................         3,120             937            (663) (D)     3,394
 Provision for merger related expenses...........            --             376            (376)            --
 Depreciation and amortization...................        11,835           2,495            (959) (E)    13,371
                                                    -----------         -------     -----------    -----------
   Total expenses................................        47,455           9,833          (2,271)        55,017
                                                    -----------         -------     -----------    -----------

Income before equity in earnings of partnership
 and allocation to minority interest.............        14,078           1,683           2,271         18,032
Equity in earnings of partnership................            --             476             139            615
Income allocated to minority interest............          (792)             --              --           (792)
                                                    -----------         -------     -----------    -----------

Net income.......................................        13,286           2,159           2,410         17,855
Preferred share distributions....................            --              --          (3,654) (F)    (3,654)
                                                    -----------         -------     -----------    -----------
Net income attributable to common stock..........   $    13,286         $ 2,159     $    (1,244)   $    14,201
                                                    ===========         =======     ===========    ===========
Weighted average number of
 common shares outstanding-basic(G)..............    23,618,154                                     23,618,154
Basic net income per
 common share(G).................................   $      0.56                                    $      0.60
                                                    ===========                                    ===========

---------------

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-12 or the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results as reported by Mid-America for the six months ended June 30, 1998.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows (in thousands):


     Elimination of historical interest on mortgages expected to be prepaid...  $(1,055)
     Interest on Bradley's line of credit expected to be used to prepay debt..      903
     Reduction of Mid-America interest to reflect a market rate...............     (285)
     Interest on Bradley's line of credit for Mid-America Merger fees
       and expenses...........................................................      164
                                                                                -------

     Pro forma adjustment.....................................................  $  (273)
                                                                                =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows (in thousands):

     Salaries and benefits............  $476
     D&O insurance and director fees..    87
     Professional fees................    64
     Other............................    36
                                        ----

     Pro forma adjustment.............  $663
                                        ====

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

     Pro forma depreciation expense ($119,771 over 39 years)...  $1,536
     Mid-America depreciation and amortization.................  (2,495)
                                                                 ------
     Pro forma adjustment......................................  $ (959)
                                                                 ======

     The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock pro rated for the period presented.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:

                                                BRADLEY AS ADJUSTED FOR MID-AMERICA MERGER
                                                  NUMERATOR      DENOMINATOR    PER SHARE
                                                --------------  -------------  -----------

     Basic EPS:
     Net income attributable to common stock..     $14,201,000     23,618,154  $      0.60

     Effect of dilutive securities:
     Dilutive options exercised...............              --         54,379
     Conversion of LP Units...................         795,000      1,408,182
                                                   -----------     ----------

     Diluted EPS:
     Net income attributable to common stock..     $14,996,000     25,080,715  $      0.60
                                                   ===========     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

     During the period from January 1, 1998 through September 23, 1998, Bradley acquired 19 shopping centers and two outlots adjacent to one of Bradley's existing centers at an aggregate cost of approximately $179.0 million (the "Acquisition Properties"). Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit) and assumption of mortgage indebtedness. The Prior Bradley Transactions do not include the Mid-America Merger.

     On January 28, 1998, Bradley, through the Operating Partnership, issued $100 million of 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's Investment Services and "Baa3" by Moody's Investor's Services. Proceeds from the offering were used to reduce the outstanding borrowings under the line of credit.

     On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

     On July 31, 1998, Bradley completed the sale of One North State for approximately $84.5 million. The net proceeds of approximately $83 million were used to pay down the line of credit. In addition, in May 1998, Bradley sold Holiday Plaza, a shopping center in Cedar Falls, Iowa, for approximately $1.9 million.

     The unaudited Pro Forma Condensed Statement of Income of Bradley is presented as if the acquisitions, the dispositions, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through June 30, 1998.

                                                                 OTHER
                                             ACQUISITION      ACQUISITION    DISPOSITION      OTHER
                              HISTORICAL    PROPERTIES (A)   PROPERTIES (B)  PROPERTIES(C) ADJUSTMENTS    PRO FORMA
                             ------------  ---------------   --------------  -----------   -----------    ---------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.............  $    59,337       $   753         $7,771        $(7,408)       $    --     $    60,453
 Other income..............        1,059            --             21             --             --           1,080
                             -----------       -------         ------        -------        -------     -----------
   Total revenue...........       60,396           753          7,792         (7,408)            --          61,533
                             -----------       -------         ------        -------        -------     -----------

Expenses:
 Operations, maintenance
   and management..........        8,776            37            900         (1,119)            --           8,594
 Real estate taxes.........       10,776            33            837         (1,794)            --           9,852
 Mortgage and other
  interest.................       12,143            --             --             --          1,911 (D)      14,054
 General and
  administrative...........        3,120            --             --             --             --           3,120
   Depreciation and
     amortization..........       10,594            --             --             --          1,241 (E)      11,835
                             -----------       -------         ------        -------        -------     -----------
   Total expenses..........       45,409            70          1,737         (2,913)         3,152          47,455
                             -----------       -------         ------        -------        -------     -----------

Income before provision
 for loss on real estate
 investment and minority
  interest.................       14,987           683          6,055         (4,495)        (3,152)         14,078
Provision for loss on real
 estate investment.........         (875)           --             --            875             --              --
                             -----------       -------         ------        -------        -------     -----------
Income before allocation to
 minority interest.........       14,112           683          6,055         (3,620)        (3,152)         14,078
Income allocated to
 minority interest.........         (797)           --            --              --              5            (792)
                             -----------       -------         ------        -------        -------     -----------
Net Income attributable
 to common stock...........  $    13,315       $   683         $6,055        $(3,620)     $  (3,147)    $    13,286
                             ===========       =======         ======        =======      =========     ===========

Weighted average common
 shares outstanding
 --basic(F)................   23,503,183                                                                 23,618,154
Basic and diluted income
 per common share: (F).....  $      0.57                                                                $      0.56
                             ===========                                                                ===========

EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses of Clock Tower Plaza for which financial statements are included in this Form 8-K, for the period Bradley did not own such property.

(B) Increase represents historical operating revenues and expenses of the Acquisition Properties for which financial statements are not included in this Form 8-K, for the period Bradley did not own such properties.

(C) Decrease represents the elimination of historical operating revenues and expenses of properties sold for the period Bradley owned such properties.

(D) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the February 1998 Stock Offering to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the stock offering at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at August 31, 1998. Mortgage and other interest has been increased for the January 1998 Debt Issuance for the period preceding the issuance. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $13,000.

     Increase in interest expense attributable to
       acquisition activities..........................    $ 4,777
     Decrease in interest expense attributable to
       disposition activities..........................     (2,849)
     Decrease in interest expense attributable to
       the February 1998 Stock Offering................        (64)
     Net increase in interest expense attributable to
       the January 1998 Debt Issuance..................         47
                                                           -------

     Pro forma adjustment..............................    $ 1,911
                                                           =======

(E) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties sold for the period which Bradley owned such properties, as follows:

       Increase in depreciation and amortization
         attributable to acquisition activities........      $1,335
       Decrease in depreciation and amortization
         attributable to disposition activities........         (94)
                                                             ------
       Pro forma adjustment............................      $1,241
                                                             ======

(F) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                           BRADLEY HISTORICAL                   BRADLEY PRO FORMA
                                   NUMERATOR   DENOMINATOR  PER SHARE   NUMERATOR   DENOMINATOR  PER SHARE
                                  -----------  -----------  ---------  -----------  -----------  ---------

Basic EPS:
Net income attributable to
 common stock...................  $13,315,000   23,503,183   $   0.57  $13,286,000   23,618,154      $0.56

Effect of dilutive securities:
Dilutive options exercised......           --       49,450                      --       49,450
Conversion of LP Units..........      797,000    1,408,182                 792.000    1,408,182
                                  -----------   ----------             -----------  -----------

Diluted EPS:
Net income attributable to
    common stock................  $14,112,000   24,960,815   $   0.57  $14,078,000   25,075,786      $0.56
                                  ===========   ==========   ========  ===========  ===========  =========

                           BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

     The unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and by the respective historical financial statements and the notes thereto of Bradley and Mid-America.

                                                                    YEAR ENDED DECEMBER 31, 1997
                                                 ------------------------------------------------------------------
                                                                                                       BRADLEY
                                                      PRIOR                          PRO FORMA        PRO FORMA
                                                     BRADLEY                        MID-AMERICA    AS ADJUSTED FOR
                                                    PRO FORMA      MID-AMERICA        MERGER         MID-AMERICA
                                                 TRANSACTIONS(A)  HISTORICAL(B)     ADJUSTMENTS         MERGER
                                                 ---------------  --------------  ---------------  ----------------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.................................   $   117,146         $22,478     $        --          $   139,624
 Other income..................................         1,628             787              --                2,415
                                                  -----------         -------     -----------          -----------
   Total revenue...............................       118,774          23,265              --              142,039
                                                  -----------         -------     -----------          -----------

Expenses:
 Operations, maintenance and
   management..................................        16,486           4,316              --               20,802
 Real estate taxes.............................        19,124           2,952              --               22,076
 Mortgage and other interest...................        27,559           5,539            (791)(C)           32,307
 General and administrative....................         5,123           1,985          (1,300)(D)            5,808
 Non-recurring stock based
   compensation................................         3,415              --              --                3,415
 Depreciation and amortization.................        21,131           4,981          (1,910)(E)           24,202
                                                  -----------         -------     -----------          -----------
   Total expenses..............................        92,838          19,773          (4,001)             108,610
                                                  -----------         -------     -----------          -----------

Income before net gain on sale of properties,
 equity in earnings of partnership and
 minority interest.............................        25,936           3,492           4,001               33,429
Net gain on sale of properties.................            --             130            (130)                  --
Equity in earnings of partnership..............            --           1,026             260(E)             1,286
Income allocated to minority
 interest......................................        (1,588)             --              --               (1,588)
                                                  -----------         -------     -----------          -----------
Income from operations.........................        24,348           4,648           4,131               33,127

Preferred Share Distributions..................            --              --          (7,308)(F)           (7,308)
                                                  -----------         -------     -----------          -----------

Income from operations attributable to
 common stock..................................   $    24,348         $ 4,648     $    (3,177)         $    25,819
                                                  ===========         =======     ===========          ===========

Weighted average common shares
 outstanding-basic(G)..........................    23,356,620                                           23,356,620

Basic and diluted income from operations
 per common share(G)...........................   $      1.04                                          $      1.11
                                                  ===========                                          ===========

---------------

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-17 for the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results as reported by Mid-America for the year ended December 31, 1997.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows (in thousands):

     Elimination of historical interest on mortgages expected to be prepaid...  $(2,263)
     Interest on Bradley's line of credit expected to be used to prepay debt..    1,714
     Reduction of Mid-America interest to reflect a market rate...............     (569)
     Interest on Bradley's line of credit for Mid-America Merger fees
         and expenses.........................................................      327
                                                                                -------

     Pro forma adjustment.....................................................  $  (791)
                                                                                =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows (in thousands):

     Salaries and benefits............  $  906
     D&O Insurance and director fees..     230
     Professional fees................     136
     Other............................      28
                                        ------

     Pro forma adjustment.............  $1,300
                                        ======

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, and related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America's deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

     Pro forma depreciation expense ($119,771 over 39 years)... $ 3,071
     Mid-America depreciation and amortization.................  (4,981)
                                                                 ------

     Pro forma adjustment...................................... $(1,910)
                                                                =======

     The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                               BRADLEY AS ADJUSTED FOR MID-AMERICA MERGER
                                                 NUMERATOR      DENOMINATOR    PER SHARE
                                               --------------  -------------  -----------

     Basic EPS:
     Income from operations attributable to
       common stock..........................     $25,819,000     23,356,620        $1.11

     Effect of dilutive securities:
     Stock options...........................              --         42,451
     Stock-based compensation................              --            315
     Conversion of LP Units..................       1,588,000      1,523,587
                                                  -----------     ----------

     Diluted EPS:
     Income from operations attributable to
     common stock                                 $27,407,000     24,922,973        $1.10
                                                  ===========     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

     During 1997, Bradley acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate cost of approximately $189.3 million and from January 1, 1998 through September 23, 1998, has acquired 19 properties and two outlots adjacent to one of Bradley's existing centers aggregating 2.6 million square feet of GLA for an aggregate acquisition price of approximately $179.0 million. Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit), assumption of mortgage indebtedness and the issuance of Units of the Operating Partnership to contributors of properties acquired. During the period from January 1, 1997 through September 23, 1998, Bradley sold six properties for net proceeds of approximately $104.3 million utilizing the net proceeds to pay-down the line of credit. The Prior Bradley Transactions do not include the Mid-America Merger.

     In December 1997, Bradley entered into a new $200 million unsecured line of credit facility with a syndicate of banks, replacing the previous $150 million unsecured line of credit. The line of credit bears interest at a rate equal to the lowest of (i) the lead bank's base rate, (ii) a spread over LIBOR ranging from 0.70% to 1.25% depending on the credit rating assigned by national credit rating agencies, or (iii) for amounts outstanding up to $100 million, a competitive bid rate solicited from the syndicate of banks. Based on the current credit rating assigned by Standard & Poor's and Moody's, the spread over LIBOR is 1.00%, which represents a reduction in the spread over LIBOR from the previous $150 million line of credit by 0.50%.

     On November 26, 1997, Bradley prepaid a REMIC mortgage note (the "REMIC Prepayment") primarily with the proceeds of an offering of $100 million of 7% unsecured Notes due November 15, 2004 (the "November 1997 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.19%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's.

     In December 1997, Bradley issued 1,290,000 shares of common stock pursuant to two separate public offerings (the "December 1997 Stock Offerings"). Net proceeds from the offerings, approximately $24.9 million, were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

     On January 28, 1998, Bradley' through the Operating Partnership issued $100 million, 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's. Proceeds from the issue were used to reduce the outstanding borrowings under the line of credit.

     On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

     The unaudited Pro Forma Condensed Statement of Income is presented as if all of the acquisitions, the dispositions, the replacement of the previous line of credit with the new line of credit, the REMIC Prepayment, the November 1997 Debt Issuance, the December 1997 Stock Offerings, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997.


                                                                           OTHER
                                                         ACQUISITION    ACQUISITION     DISPOSITION       OTHER
                                          HISTORICAL   PROPERTIES (A)  PROPERTIES(B)  PROPERTIES (C)  ADJUSTMENTS   PRO FORMA
                                         ------------  --------------  -------------  --------------  ------------  ----------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.........................  $    96,115          $1,518        $37,078        $(17,565)  $     --   $  117,146
 Other income..........................        1,437               1            184               6         --        1,628
                                         -----------          ------        -------        --------   --------   ----------
   Total revenue.......................       97,552           1,519         37,262         (17,559)        --      118,774
                                         -----------          ------        -------        --------   --------   ----------

Expenses:
 Operations, maintenance
   and management......................       14,012             129          5,201          (2,856)        --       16,486
 Real Estate taxes.....................       18,398              65          5,281          (4,620)        --       19,124
 Mortgage and other
   interest............................       16,562              --             --              --      10,997(D)   27,559
 General and administrative............        5,123              --             --              --         --        5,123
 Non-recurring stock-based
   compensation........................        3,415              --             --              --         --        3,415
 Depreciation and
   amortization........................       16,606              --             --              --      4,525(E)    21,131
                                         -----------          ------        -------        --------   --------   ----------
 Total expenses........................       74,116             194         10,482          (7,476)    15,522       92,838
                                         -----------          ------        -------        --------   --------   ----------

Income before net gain on sale of
   properties and extraordinary
   item................................       23,436           1,325         26,780         (10,083)   (15,522)      25,936
Net gain on sale of properties.........        7,438              --             --          (7,438)        --           --
                                         -----------          ------        -------        --------   --------   ----------
Income before extraordinary item and
   allocation to minority interest.....       30,874           1,325         26,780         (17,521)   (15,522)      25,936
Income allocated to minority interest..       (1,116)             --             --              --       (472)      (1,588)
                                         -----------          ------        -------        --------   --------   ----------
Income before extraordinary item.......  $    29,758          $1,325        $26,780        $(17,521)  $(15,994)  $   24,348
                                         ===========          ======        =======        ========   ========   ==========

Weighted average shares
   outstanding -- basic(F).............   21,776,146                                                              23,356,620

Basic and diluted income per
   common share:
 Income before extraordinary item(F)...  $      1.36                                                             $      1.04
                                         ===========                                                             ===========


EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses of Clock Tower Plaza for which financial statements are included in this Form 8-K, for the period Bradley did not own such property.

(B) Increase represents historical operating revenues and expenses of Acquisition Properties, and properties acquired in 1997 for which financial statements are not included in this Form 8-K, for the period Bradley did not own such properties.

(C) Decrease represents the elimination of historical operating revenues and expenses and net gain on sale of properties disposed of during 1997 and 1998 for the period during which Bradley owned such properties.

(D) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the December 1997 and February 1998 Stock Offerings to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the Stock Offerings, at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at August 31, 1998. Mortgage and other interest has been increased for the November 1997 and January 1998 Debt Issuances, net of the reduction for the application of net proceeds of such Debt Issuances to pay down the $100 million REMIC Note and the line of credit, respectively, at the applicable effective interest rates. Mortgage and other interest has been decreased by the net reduction in interest expense resulting from the December 1997 paydown of the existing line of credit facility with proceeds from the new line of credit facility. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $32,000.

               Increase in interest expense attributable to
                 acquisition activities..........................  $19,220
               Decrease in interest expense attributable to
                 disposition activities..........................   (6,559)
               Decrease in interest expense attributable to
                 the Stock Offerings.............................   (2,063)
               Net increase in interest expense attributable to
                 the Debt Issuances..............................      843
               Net decrease in interest expense attributable to
                 the paydown of the existing line of credit
                 facility with proceeds from the new line of
                 credit facility.................................     (444)
                                                                   -------

               Pro forma adjustment..............................  $10,997
                                                                   =======

(E) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties disposed for the period which Bradley owned such properties, as follows:


               Increase in depreciation and amortization
                 attributable to acquisition activities...   $ 5,919
               Decrease in depreciation and amortization
                 attributable to disposition activities...    (1,394)
                                                             -------

               Pro forma adjustment.......................   $ 4,525
                                                             =======

(F) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:

                                             BRADLEY HISTORICAL                    BRADLEY PRO FORMA
                                     NUMERATOR   DENOMINATOR  PER SHARE    NUMERATOR   DENOMINATOR  PER SHARE
                                    -----------  -----------  ----------  -----------  -----------  ---------

Basic EPS:
Income before extraordinary item..  $29,758,000   21,776,146  $     1.36  $24,348,000   23,356,620  $    1.04

Effect of dilutive securities:
Stock options.....................           --       42,451                       --       42,451
Stock-based compensation..........           --          315                       --          315
Conversion of LP Units............    1,116,000      799,938                1,588,000    1,523,587
                                    -----------   ----------               ----------  -----------

Diluted EPS:
Income before extraordinary item..  $30,874,000   22,618,850  $     1.36  $25,936,000   24,922,973  $    1.04
                                    ===========   ==========  ==========  ===========  ===========  =========
